EXHIBIT 23.2

Reznick Group, P.C.	Tel: (410) 783-4900
500 East Pratt Street	Fax: (410) 727-0460
Suite 200	www.reznickgroup.com
Baltimore, MD 21202-3100

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Monmouth Real Estate Investment Corporation

We consent to incorporation by reference in the amendment No. 1 to the Registration Statement (333-142590) on Form S-4 filed by Monmouth Real Estate Investment Corporation (the Company) on or about June 4, 2007, for the merger of Monmouth Capital Corporation with and into the Company, of our report dated December 8, 2006, with respect to the consolidated balance sheets of Monmouth Real Estate Investment Corporation and subsidiaries as of September 30, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the years then ended and the related financial statement schedule, and with respect to management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006, which reports appear in the September 30, 2006 annual report on Form 10-K of Monmouth Real Estate Investment Corporation and to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Reznick Group, P.C.

Baltimore, Maryland
June 4, 2007